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                                                                      EXHIBIT 99


INFORMATION FOR RELEASE


                                                           GAYLORD ENTERTAINMENT



MEDIA CONTACT:    ALAN HALL         INVESTOR CONTACT:          RUSS WORSHAM
TELEPHONE:        (615) 316-6551    TELEPHONE:                 (615) 316-6564


FOR IMMEDIATE RELEASE

GAYLORD ENTERTAINMENT COMPANY COMPLETES CABLE NETWORKS
MERGER WITH WESTINGHOUSE; 'NEW' GAYLORD ENTERTAINMENT
COMPANY LAUNCHED TODAY

NASHVILLE, TN, October 1, 1997 -- Gaylord Entertainment Company (NYSE:GET) today announced that it had completed the merger of TNN: The Nashville Network and the U.S. and Canadian operations of CMT: Country Music Television into the CBS Cable operations of Westinghouse Electric Corporation (NYSE:WX) for $1.55 billion in Westinghouse stock and the spin-off of its remaining operations to its stockholders.

Under the terms of the Westinghouse merger, Gaylord Entertainment shareholders are entitled to receive .606 shares of Westinghouse common stock for each of their shares of "old" Gaylord Entertainment common stock. In addition, Gaylord Entertainment shareholders will receive one newly issued share of common stock of the "new" Gaylord Entertainment Company for every three "old" Gaylord Entertainment shares. Both the Westinghouse merger and the related spin-off transaction are tax free to Gaylord Entertainment shareholders.

"With the successful completion of the Westinghouse transaction, Gaylord Entertainment now begins its quest of creating new entertainment traditions," said Terry E. London, President and Chief Executive Officer of Gaylord Entertainment. "We intend to build upon our 72-year heritage of providing quality, family-oriented entertainment through properties such as the Grand Ole Opry and the Opryland Hotel to create new products and activities that are fun and exciting, while reflecting the values of the traditional American family. With the quality and creativity of the management team we have in place today, I fully expect Gaylord Entertainment to become known as a top-notch entertainment company in the years to come."

In addition to the Grand Ole Opry and the Opryland Hotel, the major assets of the "new" Gaylord Entertainment Company will include the Company's Nashville-based attractions anchored by the Opryland theme park, broadcasting operations comprised of Dallas CBS-affiliate station KTVT and three Nashville-based radio stations, as well as ongoing interests in country and contemporary Christian music with Opryland Music Group, Word Entertainment and Blanton/Harrell Entertainment.

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New Gaylord Entertainment
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CMT International -- which is comprised of CMT Europe, CMT Asia and CMT Latin
American -- and Z Music Television, will be the Company's remaining cable networks. London noted that the Company will initially rely on the Opryland Hotel, the largest hotel and convention center under one roof in the world, for the majority of the Company's profitability.

"The Opryland Hotel, with its almost nine acres of trees, gardens, waterfalls and rivers under glass, is one of the most entertaining and enjoyable hotels in the world," said London. "We intend to explore opportunities to build upon our reputation and expand our talent and expertise in the convention hotel industry into other convention destinations in this country."

The Company's CBS-affiliated television station, KTVT-TV in Dallas-Ft. Worth, is a significant contributor to the Company's financial performance. "Dallas is the number eight television market in the country, and it is one of the largest markets for both country music and contemporary Christian music, both of which are key elements of our Company," said London. "We will be looking for opportunities to leverage off of our strength in the Dallas-Ft. Worth market to enhance the long-term growth prospects for our music business."

The Company's country music roots go back to the founding of the home of country music, and Grand Ole Opry, in 1925. "The Opry is the longest-running live radio program in history, and membership is still coveted by many country music performers, whether they be rising stars, superstars, or legends," said London. "Our task is to keep the Opry strong and exciting, while adapting it to the interests of the old and the new."

"Adapting our entertainment to fit the tastes of today's audience is something we already do well. For example, we use songs from our Opryland Music Group, the oldest country music song- publishing catalog in the country, in two musicals produced by our own Opryland Productions group. One of these productions is 'Always, Patsy Cline,' which is having a successful run off-Broadway in New York. The other, 'Los Highway,' the story of the short, tragic life of Hank Williams, just completed a successful two-year run at our Ryman Auditorium in downtown Nashville."

The Company retains full ownership of CMT International, which broadcasts country music videos throughout much of the world. "CMT International, which is actually three networks -- CMT Europe, CMT Asia-Pacific and CMT Latin America -- is providing valuable exposure to country music artists around the world today, much like the Grand Ole Opry created awareness of country music and artists across much of the U.S. years ago," said London.



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The Company's tourism and other hospitality assets in Nashville will remain valuable pieces of the entertainment mix. For example, the Wildhorse Saloon, a dynamic restaurant and country music dance and performance hall in downtown Nashville, is reviewing expansion opportunities in other major tourism cities. The second Wildhorse Saloon is scheduled to open at Disney World in Orlando in 1998.

The Company has also formed a "family values"-oriented entertainment group which is known as Idea Entertainment. Properties in this group include Word Entertainment, the Company's contemporary Christian music record label with an approximate 40% share of the U.S. market; Z Music Television, a U.S.-based cable network currently featuring contemporary Christian music videos which the Company manages and intends to acquire soon; and artist-management firm Blanton/Harrell Entertainment.

"We believe that music, film, concerts, television shows and children's programs with the right values will be heartily endorsed by great numbers of American people," said London. "As the baby-boomers think about raising their children and as we move toward the millennium, people are searching for entertainment with values exemplified by the success of such programming as CBS' Touched by an Angel. We plan to be a big part of that form of entertainment in the future."

The "new" Gaylord Entertainment Company will have a strong balance sheet, with over $1 billion in assets, and will be traded on the New York Stock Exchange, retaining the symbol "GET."